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                                                                                         Exhibit 12

                                       ONCOR ELECTRIC DELIVERY COMPANY
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                   Year Ended December 31,
                                                       --------------------------------------------
                                                        2003         2002         2001         2000
                                                        ----         ----         ----         ----
                                                             Millions of Dollars, Except Ratios
EARNINGS:
     Income (loss) from continuing operations          $ 258        $ 245        $ 228        $ 226
     Add:Total federal income taxes                      126          118          119          120
         Fixed charges (see detail below)                309          274          280          270
                                                       -----        -----        -----        -----
              Total earnings                           $ 693        $ 637        $ 627        $ 616
                                                       =====        =====        =====        =====

FIXED CHARGES:
     Interest expense, excluding capitalized interest  $ 304        $ 270        $ 274        $ 264
     Rentals representative of the interest factor         5            4            6            6
                                                       -----        -----        -----        -----
         Total fixed charges                           $ 309        $ 274        $ 280        $ 270
                                                       =====        =====        =====        =====


RATIO OF EARNINGS TO FIXED CHARGES                      2.24         2.32         2.24         2.28
                                                        ====         ====         ====         ====

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